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                                                                     EXHIBIT F-1


                               LG&E ENERGY CORP.
                             220 West Main Street
                                P.O. Box 32030
                          Louisville, Kentucky 40232
                                 502-627-2000


                                March 30, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  LG&E Energy Corp.
          Form U-1 Application-Declaration
          (File No. 70-9159)

Ladies and Gentlemen:

     I refer to the Form U-1 Application-Declaration, as amended (the "Application"),under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by LG&E Energy Corp. ("LG&E Energy"), a Kentucky corporation, with respect to the merger of KU Energy Corporation ("KU Energy") with and into LG&E Energy (the "Transaction"). Capitalized terms used in this letter but otherwise not defined shall have the meanings ascribed to such terms in the Application.

     The Application seeks authorization and approval of the Transaction and pursuant thereto the acquisition of all the issued and outstanding common stock of Kentucky Utilities and, indirectly, 20% of the issued and outstanding stock of EEI and 2.5% of OVEC.

     I have acted as counsel for LG&E Energy in connection with the Application and, as such counsel, I am familiar with the corporate proceedings taken by LG&E Energy in connection with the Transaction as described in the Application.

     I have examined originals, or copies certified to my satisfaction, of such corporate records of LG&E Energy, KU Energy and Kentucky Utilities, certificates of public officials, certificates of officers and representatives of LG&E Energy, KU Energy and Kentucky Utilities, and other documents as I have deemed it necessary to examine as a basis for the opinions hereinafter expressed. In such examination I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals
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of all documents submitted to me as copies.  As to various questions of fact material to such opinions I have, when relevant facts were not independently established, relied upon certificates of officers of LG&E Energy, KU Energy and Kentucky Utilities and other appropriate persons and statements contained in the Application and the exhibits thereto.

     The opinions expressed below are subject to the following further assumptions and conditions:

     (a) The Transaction, as contemplated by the Application, shall have been authorized by the Commission and shall have been consummated as described therein.

     (b) The Transaction shall have been duly authorized and approved to the extent required by the governing documents and applicable federal or state laws and by the respective Board of Directors of LG&E Energy and KU Energy, and such authorization or approval shall remain in full force and effect.

     (c) The Commission shall have duly entered an appropriate order or orders with respect to the Transaction, as described in the Application, granting and permitting the Application to become effective under the Act and the rules and regulations thereunder and the Transaction shall have been consummated in accordance with the Application.

     (d) A registration statement with respect to the shares of LG&E Energy common stock to be issued in connection with the Transaction shall have become effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect thereto; and the issuance of securities in connection with the Transaction shall have been consummated in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     (e) The parties shall have obtained all consents, waivers and releases, if any, required for the Transaction under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

     (f) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed herein.

     (g) The Transaction shall have been consummated as described in the Application and under my supervision as the General Counsel of LG&E Energy acting for LG&E Energy; Gardner, Carton & Douglas, special counsel to LG&E Energy; Simpson Thacher & Bartlett, special counsel to LG&E Energy; the General Counsel of KU Energy acting for KU Energy;
          and Jones, Day, Reavis & Pogue, special counsel to KU Energy, and all legal matters incident thereto shall be satisfactory to each of us.
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     Based upon the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event that the Transaction is consummated in accordance with the Application:

     1. All laws of the Commonwealth of Kentucky applicable to the Transaction will have been complied with.

     2. LG&E Energy is validly organized and duly existing under the laws of the Commonwealth of Kentucky.

     3. The shares of LG&E Energy common stock to be issued in connection with the Transaction will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Amended and Restated Articles of Incorporation of LG&E Energy.

     4. LG&E Energy will legally acquire (a) the shares of common stock of KU Energy to be exchanged for common stock of LG&E Energy in connection with the Transaction and (b) the shares of common stock of Kentucky Utilities.

     5. The consummation of the Transaction will not violate the legal rights of the holders of any securities issued respectively by LG&E Energy or its subsidiaries or KU Energy or its subsidiaries.

     I hereby consent to the use of this opinion as an exhibit to the Application.

                                    Very truly yours,

                                    /s/ John R. McCall

                                    John R. McCall
                                    Executive Vice President,
                                    General Counsel and Secretary